Exhibit 5.1

David G. Peinsipp	VIA EDGAR
+1 415 693 2177
dpeinsipp@cooley.com

August 1, 2017

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 5,300,000 shares of the Company’s Common Stock, par value $0.0001 per share, consisting of (i) 4,500,000 shares (the “EIP Shares”) issuable pursuant to the Company’s 2011 Equity Incentive Plan (the “EIP”) and (ii) 800,000 shares (the “NEDSOP Shares” and together with the EIP Shares, the “Shares”) issuable pursuant to the Company’s 2000 Non-Employee Directors’ Stock Option Plan (the “NEDSOP” and together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the EIP and the NEDSOP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Rigel Pharmaceuticals, Inc. August 1, 2017 Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com